                                 AMENDMENT NO. 5
                                     TO THE
                     ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment No. 5 to the Administration and Accounting Agreement (this
"Amendment") is made as of August 30, 2006 ("Effective Date of Amendment No.
5"), and shall amend the Administration and Accounting Agreement made as of the
8th day of October, 2001, as amended (the "Agreement") by and between Schroder
Series Trust, a Massachusetts Business Trust (the "Trust") and SEI Investments
Mutual Funds Services ("the Administrator").

WHEREAS, the Administrator, now known as SEI Investments Global Funds Services, provides administration and accounting services to the Trust;

WHEREAS each of the parties to the Agreement now wish to amend Schedule B of the
Agreement to effect the Portfolios;

WHEREAS Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought;

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Amendment to Schedule B of the Agreement. Schedule B of the Agreement is
hereby amended and restated in its entirety as set forth in Attachment 1 to this
Amendment.

2. Except as specifically set forth herein, all other provisions of the
Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ Stephen G. Meyer
    ---------------------------
Name: Stephen G. Meyer
Title: Executive Vice President

SCHRODER SERIES TRUST

By: /s/ Alan M. Mandel
    ---------------------------
Name: Alan M. Mandel
Title: Treasurer and CFO

                                        1

                                  ATTACHMENT #1

                                   ----------

                                   SCHEDULE B
                 TO THE ADMINISTRATION AND ACCOUNTING AGREEMENT
                          DATED AS OF OCTOBER 8, 2001,
                         AMENDED AS OF JANUARY 4, 2004,
                         AMENDED AS OF FEBRUARY 9, 2004,
                         AMENDED AS OF JANUARY 28, 2005
                          AMENDED AS OF MARCH 31, 2006
                          AMENDED AS OF AUGUST 30, 2006
                                     BETWEEN
                              SCHRODER SERIES TRUST
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios: This Agreement shall apply with respect to all portfolios of the
            Trust, either now existing or in the future created. The following is a list of the current portfolios of the Trust (collectively, the
            "Portfolios"):

            SCHRODER ENHANCED INCOME FUND
            SCHRODER MUNICIPAL BOND FUND
            SCHRODER SHORT-TERM MUNICIPAL BOND FUND
            SCHRODER TOTAL RETURN FIXED INCOME FUND
            SCHRODER GLOBAL EQUITY YIELD FUND
            SCHRODER GLOBAL OPPORTUNITIES FUND
            SCHRODER EMERGING MARKET EQUITY FUND
            SCHRODER STRATEGIC BOND FUND
            SCHRODER U.S. SMALL AND MID CAP OPPORTUNITIES FUND
            SCHRODER INTERNATIONAL DIVERSIFIED VALUE FUND

Fees:       Pursuant to Article 4, commencing as of November 1, 2004, each
            Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware) and Schroder Series
            Trust (the "Schroder Funds Complex"):

            0.115% on the first $600 million of average daily net assets
            0.11% on the next $400 million of average daily net assets
            0.09% on the next $1 billion of average daily net assets
            0.07% on average daily net assets in excess of $2 billion

            This fee schedule is subject to a cumulative minimum annual fee for the Schroder Funds Complex of seven (7) Portfolio's in existence as of the EFFECTIVE DATE OF AMENDMENT NO. 2 (as defined in Amendment
            No. 2 to the Administration and Accounting Agreement), in the amount of $488,000 for all such portfolios and classes.

            The minimum fee shall be increased for each Portfolio in excess of seven (7) Portfolios in the Schroder Funds Complex in existence as of the date of this Amendment, as follows: $50,000 for each
            Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

            The minimum fee shall be increased for each new class added to any
            Portfolio in the Schroder Funds Complex after the date of this
            Amendment, as follows: $12,500 for each new class added to Portfolio that invests primarily in domestic securities, and $17,500 for each new class added to a Portfolio that invests primarily in
            international securities.

            The minimum fee shall be decreased if any Portfolio in the Schroder
            Funds Complex is fully liquidated after the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

            The minimum fee shall be decreased if any class in the Schroder
            Funds Complex is liquidated after the date of this Amendment, as follows: $12,500 for each class that invests primarily in domestic securities, and $17,500 for each class that invests primarily in international securities.

            Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than
            $400,000 for all portfolios and classes in existence during the term of the Agreement, as amended.

Term:       The Agreement became effective on November 5, 2001 (executed by the parties on October 8, 2001) and, as hereby amended, shall remain in effect through October 31, 2006 ("Initial Term") and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the Agreement.

                               [END OF SCHEDULE B]